Exhibit 99.1
4747 Bethesda Avenue, Suite 1100, Bethesda, MD 20814
T: (240) 507-1300, F: (240) 396-5626
www.pebblebrookhotels.com

News Release

Pebblebrook Hotel Trust Executes Contract to Sell
Union Station Hotel Nashville, Autograph Collection

Bethesda, MD, May 27, 2020 - Pebblebrook Hotel Trust (NYSE: PEB) (the “Company”) today announced that it executed a contract to sell the 125-room Union Station Hotel Nashville, Autograph Collection in Nashville, TN for $56.0 million to a third party.

The sale of Union Station Hotel Nashville, Autograph Collection is subject to normal closing conditions, and the Company offers no assurances that this sale will be completed on these terms, or at all. The Company is targeting to complete the sale in the third quarter of 2020.

About Pebblebrook Hotel Trust

Pebblebrook Hotel Trust (NYSE: PEB) is a publicly traded real estate investment trust (“REIT”) and the largest owner of urban and resort lifestyle hotels in the United States. The Company owns 54 hotels, totaling approximately 13,400 guest rooms across 15 urban and resort markets with a focus on the west coast gateway cities. For more information, visit www.pebblebrookhotels.com and follow us at @PebblebrookPEB.

This press release contains certain “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” “forecast,” “continue,” “assume,” “plan,” references to “outlook” or other similar words or expressions. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections and forecasts and other forward-looking information and estimates. Examples of forward-looking statements include the following: the Company’s timing estimate of the completion of the hotel sale and descriptions of assumptions underlying or relating to any of the foregoing expectations including assumptions regarding the timing of their occurrence. These forward-looking statements are subject to various risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the state of the U.S. economy and the supply of hotel properties, and other factors as are described in greater detail in the Company’s filings with the Securities and Exchange Commission, including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 and Current Report on Form 8-K filed with the SEC on March 24, 2020. Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information about the Company’s business and financial results, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which may be obtained at the Investor Relations section of the Company’s website at www.pebblebrookhotels.com.

All information in this press release is as of May 27, 2020. The Company undertakes no duty to update the statements in this press release to conform the statements to actual results or changes in the Company’s expectations

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Contacts:

Raymond D. Martz, Chief Financial Officer, Pebblebrook Hotel Trust - (240) 507-1330
For additional information or to receive press releases via email, please visit our website at
www.pebblebrookhotels.com